Exhibit 99.1

Mylan Announces Pricing of Senior Notes

PITTSBURGH-June 18, 2013-Mylan Inc. (Nasdaq: MYL) today announced the pricing of a private placement of $500 million aggregate principal amount of 1.80% Senior Notes due 2016 at an issue price of 99.925% and $650 million aggregate principal amount of 2.60% Senior Notes due 2018 at an issue price of 99.791%. Mylan intends to use the net proceeds from the offering to repay term loans borrowed under its credit facility. Subject to customary closing conditions, the sale of the notes is expected to close on or about June 25, 2013.

The notes will be sold only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The proposed issuance of the notes will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Mylan also announced that it is in the process of refinancing its revolving credit facility to increase its size from $1.25 billion to $1.5 billion and to remove the security and guarantee provisions that are features of its existing revolving credit facility. In addition, Mylan announced that it intends to redeem all of its outstanding 7.625% Senior Notes due 2017 (CUSIP Nos. 628530AK3, U62472AB8 and 628530AM9) pursuant to their terms on July 17, 2013.

This press release contains forward-looking statements relating to the consummation of the offering described above, the anticipated use of proceeds therefrom, the proposed refinancing of Mylan's revolving credit facility and the redemption of a series of the Company's senior notes. Consummation of the offering is subject to a number of conditions, some of which are beyond Mylan's control. Therefore, no assurance can be given that the offering will be consummated on the terms described or at all, or that the proceeds will be able to be deployed as indicated. Neither can any assurance be provided that Mylan's existing revolving credit facility will be refinanced on the terms described or at all or that such redemption will be consummated within the timeframe indicated or at all.

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Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of approximately 1,100 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 140 countries and territories. Our workforce of more than 20,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside.

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